Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 7, 1997 with respect to the consolidated financial statements and financial statement schedule of the Diamond Shamrock operations of Ultramar Diamond Shamrock Corporation included in Ultramar Diamond Shamrock Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
San Antonio, Texas
February 20, 1998